Calculation of Filing Fee Tables
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CIRRUS LOGIC, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share ("Common Stock")	Other	2,670,000	$ 116.10	$ 309,987,000.00	0.0001476	$ 45,754.08
Total Offering Amounts:						$ 309,987,000.00		$ 45,754.08
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 45,754.08
Offering Note
[1]	Amount Registered represents Common Stock issuable under the Cirrus Logic, Inc. Amended and Restated 2018 Long Term Incentive Plan ("the Plan"). In addition, in accordance with Rule 416 under the Securities Act of 1933 (as amended, the "Securities Act"), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Plan to prevent dilution from stock splits, stock dividends or similar transactions. Maximum Offering Price estimated solely for the purpose of calculating the registration fee pursuant to Rules 457 (c) and 457 (h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum offering price for shares reserved for future issuance under the Plan are based on the average of the high and the low price of our Common Stock as reported on the NASDAQ Global Select Market on August 2, 2024.